AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 1998

                                                           REGISTRATION NO. 333-

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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM S-6

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                   FOR REGISTRATION UNDER THE SECURITIES ACT
                    OF 1933 OF SECURITIES OF UNIT INVESTMENT
                        TRUSTS REGISTERED ON FORM N-8B-2

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A. EXACT NAME OF TRUST:

                              DEFINED ASSET FUNDS
                             MUNICIPAL DEFINED FUND
                                   SERIES 5

B. NAME OF DEPOSITORS:

                   MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                           SALOMON SMITH BARNEY INC.
                            PAINEWEBBER INCORPORATED
                           DEAN WITTER REYNOLDS INC.

C. COMPLETE ADDRESSES OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

 MERRILL LYNCH, PIERCE,                      PAINEWEBBER INCORPORATED
        FENNER &                                1285 AVENUE OF THE
   SMITH INCORPORATED                                AMERICAS
  UNIT INVESTMENT TRUST                         NEW YORK, NY 10019
        DIVISION
      P.O. BOX 9051
PRINCETON, NJ 08543-9051

 SALOMON SMITH BARNEY INC.                    DEAN WITTER REYNOLDS INC.
      388 GREENWICH                               TWO WORLD TRADE
   STREET--23RD FLOOR                           CENTER--59TH FLOOR
   NEW YORK, NY 10013                           NEW YORK, NY 10048

D. NAMES AND COMPLETE ADDRESSES OF AGENTS FOR SERVICE:

  TERESA KONCICK, ESQ.                                ROBERT E. HOLLEY
      P.O. BOX 9051                                   1200 HARBOR BLVD.
PRINCETON, NJ 08543-9051                             WEEHAWKEN, NJ 07087

  LAURIE A. HESSLEIN                                   DOUGLAS LOWE, ESQ.
 388 GREENWICH STREET                              DEAN WITTER REYNOLDS INC.
  NEW YORK, NY 10013                                   TWO WORLD TRADE
                                                     CENTER--59TH FLOOR
                                                     NEW YORK, NY 10048

                                   COPIES TO:
                          PIERRE DE SAINT PHALLE, ESQ.
                              450 LEXINGTON AVENUE
                               NEW YORK, NY 10017

E. TITLE OF SECURITIES BEING REGISTERED:

An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F. APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of the Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECFICALLY STATES THAT, THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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                              DEFINED ASSET FUNDS[SM]

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            SUBJECT TO COMPLETION, PROSPECTUS DATED OCTOBER 27, 1998
================================================================================

                                                           DEFINED ASSET FUNDS
AN INDEFINITE NUMBER OF UNITS                  MUNICIPAL DEFINED FUND SERIES 5
================================================================================

     A FINAL PROSPECTUS FOR A PRIOR MUNICIPAL DEFINED FUND OF DEFINED ASSET FUNDS IS HEREBY INCORPORATED BY REFERENCE AND USED AS A PRELIMINARY PROSPECTUS FOR THIS MUNICIPAL DEFINED FUND SERIES. THE NARRATIVE INFORMATION AND STRUCTURE OF THE FINAL PROSPECTUS FOR THIS SERIES WILL BE SUBSTANTIALLY THE SAME AS THAT OF THE PREVIOUS PROSPECTUS EXCEPT THAT THE BONDS TO BE INCLUDED IN THE PORTFOLIO OF THIS SERIES WILL BE DIFFERENT THAN THOSE INCLUDED IN THE PREVIOUS SERIES. INFORMATION WITH RESPECT TO PRICING, THE NUMBER OF UNITS, DATES AND SUMMARY INFORMATION REGARDING THE CHARACTERISTICS OF BONDS TO BE DEPOSITED IN THIS SERIES IS NOT NOW AVAILABLE AND WILL BE DIFFERENT FROM THAT SHOWN SINCE EACH SERIES HAS A UNIQUE PORTFOLIO. ACCORDINGLY, THE INFORMATION CONTAINED HEREIN WITH REGARD TO THE BONDS SHOULD BE CONSIDERED AS BEING INCLUDED FOR INFORMATIONAL PURPOSES ONLY. THE RATINGS OF THE BONDS IN THIS SERIES ARE EXPECTED TO BE COMPARABLE TO THAT OF THE SECURITIES IN THE PREVIOUS SERIES. HOWEVER, THE ESTIMATED CURRENT AND LONG-TERM RETURNS FOR THE BONDS IN THIS SERIES WILL DEPEND ON THE INTEREST RATES AND OFFERING SIDE EVALUATION OF THE BONDS AND MAY VARY MATERIALLY FROM THOSE OF THE PREVIOUS SERIES. INVESTORS SHOULD CONTACT ACCOUNT EXECUTIVES OF THE UNDERWRITERS WHO WILL BE INFORMED OF THE EXPECTED EFFECTIVE DATE OF THIS SERIES AND WHO WILL BE SUPPLIED WITH COMPLETE INFORMATION WITH RESPECT TO SUCH SERIES ON THE DAY OF AND IMMEDIATELY PRIOR TO THE EFFECTIVENESS OF THE REGISTRATION STATEMENT RELATING TO UNITS OF THIS SERIES.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                    PART II

             ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

 I. Bonding arrangements of each of the Depositor are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

 II. The date of organization of the Depositor is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of the Depositor are incorporated herein by reference to Exhibits 1.3 through 1.12 to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositor has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement:

                                                                SEC FILE OR
                                                             IDENTIFICATION NO.
                                                             ------------------
 Merrill Lynch, Pierce, Fenner & Smith Incorporated               8-7221
 Salomon Smith Barney Inc. ................................       8-8177
 PaineWebber Incorporated..................................      8-16267
 Dean Witter Reynolds Inc. ................................      8-14172

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     B. The Internal Revenue Service Employer Identification Numbers of the
Sponsor and Trustee are as follows:

 Merrill Lynch, Pierce, Fenner & Smith Incorporated             13-5674085
 Salomon Smith Barney Inc..................................     13-1912900
 PaineWebber Incorporated..................................     13-2638166
 Dean Witter Reynolds Inc..................................     94-0899825
 The Bank of New York......................................     13-4941102

                                UNDERTAKING

The Sponsors undertake that they will not instruct the Trustee to accept from
(i) Asset Guaranty Reinsurance Company, Municipal Bond Investors Assurance Corporation or any other insurance company affiliated with any of the Sponsors, in settlement of any claim, less than an amount sufficient to pay any principal or interest (and, in the case of a taxability redemption, premium) then due on any Security in accordance with the municipal bond guaranty insurance policy attached to such Security or (ii) any affiliate of the Sponsors who has any obligation with respect to any Security, less than the full amount due pursuant to the obligation, unless such instructions have been approved by the Securities and Exchange Commission pursuant to Rule 17d-1 under the Investment Company Act of 1940.

A supplemented Final prospectus of Defined Asset Funds, Municipal Defined Fund Series 4 (Reg. No. 333-63417), which is incorporated herein by reference, may be used as a preliminary prospectus for this Series.

                                      II-1


                       CONTENTS OF REGISTRATION STATEMENT

The Registration Statement on Form S-6 comprises the following papers and documents:

     The facing sheet of Form S-6.

     The Cross-Reference Sheet (incorporated by reference to the Cross-Reference Sheet to the Registration Statement of Defined Asset Funds Municipal Series, 1933 Act File No. 33-54565).

     The Prospectus.

     Additional Information not included in the Prospectus (Part II).

The following exhibits:

 1.1 --Form of Trust Indenture (incorporated by reference to Exhibit 1.1 to the Registration Statement of Municipal Investment Trust Fund, Multistate Series-325, 1933 Act File No. 333-50907).

 1.1.1 --Form of Standard Terms and Conditions of Trust Effective October 21, 1993 (incorporated by reference to Exhibit 1.1.1 to the Registration Statement of Municipal Investment Trust Fund, Multistate Series-48, 1933 Act File No. 33-50247).

 1.2 --Form of Master Agreement Among Underwriters (incorporated by reference to Exhibit 1.2 to the Registration Statement of The Corporate Income Fund, One Hundred Ninety-Fourth Monthly Payment Series, 1933 Act File No. 2-90925).

 2.1    --Form of Certificate of Beneficial Interest (included in Exhibit
          1.1.1).

*3.1    --Opinion of counsel as to the legality of the securities being issued including their consent to the use of their names under the headings 'Taxes' and 'How The Fund Works--Legal Opinion' in the Prospectus.

*4.1    --Consent of the Evaluator.

*5.1    --Consent of independent accountants.

 9.1 --Information Supplement (incorporated by reference to Exhibit 9.1 to Amendment No. 4 to the Registration Statement of Municipal Investment Trust Fund, Insured Series--207, 1933 Act File No. 33-54037).
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*To be filed by amendment.

                                      R-1

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 27TH DAY OF OCTOBER, 1998.

               SIGNATURES APPEAR ON PAGES R-3, R-4, R-5 AND R-6.

     A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Salomon Smith Barney Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Executive Committee of the Board of Directors of PaineWebber Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Dean Witter Reynolds Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

                                      R-2


               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                                   DEPOSITOR

By the following persons, who           Powers of Attorney have been filed
  constitute a majority of                under Form SE and the following 1933
  the Board of Directors of Merrill       Act File Number: 33-43466 and
  Lynch, Pierce, Fenner & Smith           33-51607
  Incorporated

      HERBERT M. ALLISON, JR.
      STEPHEN L. HAMMERMAN
      DAVID H. KOMANSKY
      JOHN L. STEFFENS

      By ERNEST V. FABIO
      (As authorized signatory for Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)

                                      R-3


                            SALOMON SMITH BARNEY INC.
                                   DEPOSITOR

By the following persons, who constitute a majority of      Powers of Attorney
  the Board of Directors of Salomon Smith Barney Inc.:        have been filed
                                                              under the 1933 Act
                                                              File Numbers:
                                                              33-49753, 33-55073
                                                              333-10441 and
                                                              333-63417.

      JAMES DIMON
      DERYCK C. MAUGHAN

      By GINA LEMON
       (As authorized signatory for
       Salomon Smith Barney Inc. and
       Attorney-in-fact for the persons listed above)

                                      R-4


                            PAINEWEBBER INCORPORATED
                                   DEPOSITOR

By the following persons, who constitute  Powers of Attorney have been filed
  the Board of Directors of PaineWebber     under
  Incorporated:                             the following 1933 Act File
                                            Number: 2-61279

      MARGO N. ALEXANDER
      TERRY L. ATKINSON
      BRIAN M. BAREFOOT
      STEVEN P. BAUM
      MICHAEL CULP
      REGINA A. DOLAN
      JOSEPH J. GRANO, JR.
      EDWARD M. KERSCHNER
      JAMES P. MacGILVRAY
      DONALD B. MARRON
      ROBERT H. SILVER
      MARK B. SUTTON

      By ROBERT E. HOLLEY
       (As authorized signatory for
       PaineWebber Incorporated
       and Attorney-in-fact for the persons listed above)

                                      R-5



                           DEAN WITTER REYNOLDS INC.
                                   DEPOSITOR

By the following persons, who constitute  Powers of Attorney have been filed
  a majority of the Board of Directors      under Form SE and the following 1933
   of Dean Witter  Reynolds Inc.:           Act File Numbers: 33-17085 and
                                            333-13039

      RICHARD M. DeMARTINI
      ROBERT J. DWYER
      CHRISTINE A. EDWARDS
      CHARLES A. FIUMEFREDDO
      JAMES F. HIGGINS
      MITCHELL M. MERIN
      STEPHEN R. MILLER
      RICHARD F. POWERS III
      PHILIP J. PURCELL
      THOMAS C. SCHNEIDER
      WILLIAM B. SMITH

      By MICHAEL D. BROWNE
       (As authorized signatory for
       Dean Witter Reynolds Inc.
       and Attorney-in-fact for the persons listed above)

                                      R-6